                                    GUARANTEE


         THIS GUARANTEE AGREEMENT (this "Guarantee") is dated as of October 2, 1997 and is given by Fremont Partners, L.P., a Delaware limited partnership (the "Guarantor"), in favor of Kinetic Concepts, Inc., a Texas corporation ("KCI").

         WHEREAS, the Guarantor is providing this Guarantee in order to induce KCI to enter into a Transaction Agreement (the "Transaction Agreement"), dated as of the date hereof, among Fremont Purchaser II, Inc., a Delaware corporation and wholly owned indirect subsidiary of the Guarantor (the "Obligor"), RCBA Purchaser I, L.P., a Delaware limited partnership and wholly owned subsidiary of Richard C. Blum and Associates, L.L.P., and KCI; and

         WHEREAS, the Guarantor has agreed to execute this Guarantee.

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor, intending to be legally bound, hereby agrees, for the benefit and in favor of KCI as follows:

         SECTION 1. Guarantee. (a) The Guarantor hereby unconditionally and irrevocably guarantees the punctual payment and performance of the obligations of Obligor under the Transaction Agreement (without regard to Section 9.09 thereof) in an amount up to but not exceeding $138,197,020.50 million with respect to the obligations of Obligor under Section 2.01, 2.02, 2.05 and 5.06 of the Transaction Agreement and in an amount up to but not exceeding $30,000,000 with respect to all other obligations of Obligor under the Transaction Agreement (such obligations being the "Guaranteed Obligation").

         (b) In the event that KCI is seeking payment from the Guarantor on the Guaranteed Obligation pursuant to this Section 1, KCI shall promptly cause written notice of the demand of such payment to be provided to the Guarantor in accordance with Section 5 hereof. Such written notice shall set forth in reasonable detail the Guaranteed Obligation and the amount of payment.

         SECTION 2. Construction of Guarantee. (a) Guarantor guarantees that the Guaranteed Obligation shall be paid or performed, as the case may be, strictly in accordance with the terms of the Transaction Agreement. The obligations of the Guarantor under this Guarantee are independent of the Guaranteed Obligation or any other obligations of any other person under the Transaction Agreement and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guarantee in respect of the payment of the Guaranteed Obligation. This guarantee is a guarantee of payment, not collection, and the liability of the Guarantor under this Guarantee shall be unconditional and absolute, irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

                  (i) any lack of validity or enforceability of the Transaction Agreement or any other agreement or instrument relating thereto;

                  (ii) any change in the time, manner or place of payment of, or in any other term of, all of the Guaranteed Obligation or any other obligations of any other person under the Transaction Agreement, or any other amendment or waiver of or any consent to departure from the Transaction Agreement, including, without limitation, any increase in any obligation of the Obligor under the Transaction Agreement;

                  (iii) any change, restructuring or termination of the corporate structure or existence of the Obligor or any of its subsidiaries;

                  (iv) any requirement that, at any time, any action be taken by any person against Obligor or any other person;

                  (v) any right to be subrogated to the rights of KCI hereunder or thereunder unless and until all of the Guaranteed Obligation and all other amounts payable under this Guarantee shall have been paid in full;

                  (vi) any right arising from the stay for any reason of any of the obligations of Obligor hereunder or of Obligor or any successor or assign of Obligor thereunder; and/or

                  (vii) any other defense of a surety or guarantor.

This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of the Guaranteed Obligation is rescinded or must otherwise be returned by KCI or any other person upon the insolvency, bankruptcy or reorganization of the Obligor or any other person or otherwise, all as though such payment had not been made.

                  (b) Notwithstanding any other provision of this Guarantee, KCI and the Guarantor agree that the Guarantor is entitled to the benefit of, and may assert as a defense to payment and performance of this Guarantee, any defense available to the Obligor to the enforcement of the Obligor's obligation under the terms of the Transaction Agreement.

                  (c) The Guarantor hereby waives (i) promptness, diligence, notice of acceptance and any other notice (other than that required by Section 1(b) hereof) with respect to the Guaranteed Obligation and this Guarantee and
(ii) any act or omission of either party that would otherwise constitute a legal or equitable discharge of the obligations set forth in this Guarantee.

                  SECTION 3. Continuing Guarantee. This Guarantee is a continuing guaranty and shall (i) remain in full force and effect until Obligor shall have performed in full the Guaranteed Obligation, (ii) be binding upon the Guarantor and its successors and assigns and (iii) inure to the benefit of and be enforceable by KCI and its successors and assigns.

                  SECTION 4. Representations and Warranties of Guarantor. Guarantor hereby represents, warrants and covenants to KCI as follows:

                  (a) Guarantor is a limited partnership duly organized and validly existing under the laws of the State of Delaware. Guarantor has the necessary power and authority to own and operate its properties and assets and to carry on its business as currently conducted.

                  (b) Guarantor has all requisite legal power and authority to enter into this Guarantee. The Guarantor has all requisite legal power and authority to carry out and perform its obligations under the terms of this Guarantee. The Guarantee constitutes the valid and binding obligation of Guarantor, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws or equitable principles relating to or affecting creditors' rights generally.

                  (c) All partnership action on the part of Guarantor and its general partner and limited partners necessary to authorize the execution, delivery and performance of this Guarantee has been taken.

                  (d) Guarantor has funds available to it sufficient to purchase, or cause the purchase of, the F Shares in accordance with the terms of the Transaction Agreement.

                  SECTION 5. Amendments, etc. No amendment or waiver of any provision of this Guarantee, and no consent to any departure by the Guarantor herefrom, shall in any event be effective unless the same shall be in writing and signed by KCI and the Guarantor, and then such waiver or consent shall be effective only in the specific instance and for the specific purchase for which given.

                  SECTION 6. Notices. Any notice, payment, demand, or communication required or permitted to be given by any provision of this Guarantee shall be duly given when delivered in writing or by telecopy:

                  If to the Guarantor or Obligor:

                  Fremont Partners, L.P.
                  50 Fremont Street, Suite 3700
                  San Francisco, California  94105-1895
                  Telecopy:  (415) 284-8191
                  Attention:  General Counsel

                  with a copy to:

                  Shearman & Sterling
                  599 Lexington Avenue
                  New York, New York  10022
                  Telecopy:  (212) 848-7179
                  Attention:  David W. Heleniak, Esq.

                  If to KCI:

                  The Company
                  8023 Vantage Drive
                  San Antonio, Texas  78230-4726
                  Telecopy:  (210) 255-6331
                  Attention:  Dennis E. Noll, Esq.

                  with a copy to:

                  Cox & Smith
                  112 East Pecan Street, Suite 1800
                  San Antonio, Texas  78205
                  Telecopy:  (212) 554-5257
                  Attention:  Stephen D. Seidel, Esq.

                  SECTION 7. No Waiver; Remedies. No failure on the part of KCI to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                  SECTION 8. Expenses. The Guarantor agrees that it will upon demand pay to KCI the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that KCI may incur in connection with the exercise or enforcement of any of the rights of KCI hereunder as a result of the failure by the Guarantor to perform or observe any of the provisions hereof.

                  SECTION 9. Severability. If any term or other provision of this Guarantee is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Guarantee shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Guarantee so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

                  SECTION 10. Entire Agreement; Assignment. This Guarantee constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Guarantee shall not be assigned by operation of law or otherwise, except that the Guarantor may assign all or any of its rights and obligations hereunder to any affiliate or affiliates of the Guarantor provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

                  SECTION 11. Parties in Interest. This Guarantee shall be binding upon and inure solely to the benefit of KCI, and nothing in this Guarantee, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Guarantee.

                  SECTION 12. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Guarantee was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

                  SECTION 13. Governing Law. This Guarantee shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceeding arising out of or relating to this Guarantee shall be heard and determined in any Delaware state or federal court. THE COMPANY AND PURCHASERS KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVER ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS GUARANTEE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (VERBAL OR WRITTEN) OR ACTION OF THE COMPANY OR PURCHASERS.

                  SECTION 14. Headings. The descriptive headings contained in this Guarantee are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Guarantee.

                  IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed and delivered as of the date first above written.


                                            FREMONT PARTNERS, L.P.


                                            By /s/ R.S. Kopf
                                               ---------------------------------
                                                Name: R.S. Kopf
                                                Title: